Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Differential Brands Group Inc. (the “Company”) of our report dated March 30, 2016 relating to the consolidated financial statements of RG Parent LLC and Subsidiaries as of December 31, 2015 and 2014, and for the three years ended December 31, 2015, which report is included in the Company’s Current Report on Form 8-K, as amended, filed with the Securities and Exchange Commission on March 30, 2016.

/s/ Citrin Cooperman & Company, LLP

New York, New York

November 28, 2016